AMENDMENT 1995-1

          TAX DEFERRED PLAN OF DOLE FOOD COMPANY, INC.
          AND PARTICIPATING DIVISIONS AND SUBSIDIARIES


          WHEREAS, Dole Food Company, Inc. (the "Company") maintains the Tax Deferred Investment Plan of Dole Food Company,
Inc. and Participating Divisions and Subsidiaries (the "Plan");

          WHEREAS, pursuant to Section 11.01 of the Plan, the Plan may be amended in accordance with the Charter of the Corporate Compensation and Benefits Committee; and

          WHEREAS, the Company desires to amend the Plan in order to reactivate the Dole Stock Fund (the "Fund"), so that participants may direct the investment of employer and employee contributions into the Fund in accordance with the terms of the Plan;

          NOW, THEREFORE, the Plan is hereby amended as follows:

          Section 5.01 is amended by adding the following sentence at the end thereof:

               "Notwithstanding the preceding sentence, effective
     July 3, 1995, the Investment Fund for Company stock is reactivated, and up to one hundred percent of the assets of the Plan may be invested in such Company stock."

          IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment to the Plan on this 23rd day of June, 1995.

                         DOLE FOOD COMPANY, INC.



                         By:  /s/ George R. Horne
                              Vice President, Human Resources